Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-256910, No. 333-267110, No. 333-270614, No. 333-277646, No. 333-278804, and No. 333-291231) on Form S-8 and (No. 333-281255 and No. 333-285621) on Form S-3 of our report dated March 2, 2026, with respect to the consolidated financial statements of Nuvation Bio Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York

March 2, 2026